UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
__________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 19, 2014

Sprint Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-04721	46-1170005
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6200 Sprint Parkway
Overland Park, Kansas 66251
(Address of Principal Executive Offices, Including Zip Code)

(800) 829-0965
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2014 (the "Form 8-K"), reporting the appointment of Marcelo Claure to the Board of Directors (the “Board”) of Sprint Corporation (the “Company”). The Form 8-K is hereby amended to include the items set forth below.

Certain Relationships and Related Party Transactions

SoftBank Corp. (“SoftBank”), through its wholly-owned subsidiaries, is the controlling stockholder of Sprint. Mr. Claure is Chairman and CEO of Brightstar Corp. ("Brightstar"). Brightstar is a controlled affiliate of SoftBank. The Company considers SoftBank, its controlled affiliates, as well as its directors and executive officers to be "related parties."

Transactions with Brightstar

Sprint or its affiliates entered into various commercial agreements with Brightstar or its affiliates prior to Mr. Claure becoming a director of Sprint on January 13, 2014 and prior to Brightstar becoming a controlled affiliate of SoftBank on January 29, 2014. These agreements were entered into in arms-length transactions in the ordinary course of business and are typical for Sprint's contractual arrangements with unrelated third-parties. These transactions are valued at approximately $130 million.

Compensation of Mr. Claure

On February 19, 2014, the Company’s Board determined Mr. Claure’s compensation for serving as a member of the Board as follows:

(1)	Annual cash retainer of $85,000;

(2)	Board and committee meeting fees of $2,000 per meeting ($1,000 for telephonic meetings);

(3)
Annual grant of $150,000 in restricted stock units granted each year at the Annual Shareholders’ Meeting and vesting in full upon the earlier of the subsequent Annual Shareholders’ Meeting or the first anniversary of the grant; and

(4)	Telecommunications services and products and matching of Mr. Claure’s charitable contributions, capped at reasonable levels.

On February 19, 2014, the Board also granted Mr. Claure $110,000 in restricted stock units.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2014	Sprint Corporation
By: /s/ Timothy P. O’Grady Timothy P. O’Grady, Assistant Secretary